Press Release
For Immediate Release                                                                        Contact:  D. Linn Wiley
                                                                                                       President & CEO
                                                                                                       (909) 980-4030

                                     CVB Financial Corp. Announces Trust Preferred Stock Offering

Ontario, CA-December 19, 2003-CVB Financial Corp. (NASDAQ:CVBF) announced that it has received $80 million from its participation in two pooled trust preferred stock offerings.  This trust preferred stock offering was issued through two wholly-owned trust subsidiaries.  The issue consisted of capital securities with a maturity date of 30 years from issuance.

Of the aggregate $80 million, $40 million of the long-term capital securities bear an initial fixed interest rate of 6.51% for the first five years of issuance.  Following the first five-year period, they will bear interest at a floating rate based on the 3-month
LIBOR plus 2.85%.  The remaining $40 million of the long-term capital securities bear an initial fixed interest rate of 6.46% for the first five years of issuance.  Thereafter, they will bear interest at a floating rate based on the 3-month LIBOR plus 2.85%.

CVB Financial Corp. operates Citizens Business Bank.  The proceeds from the $80 million trust preferred stock offering will be used to support the Bank's continued growth.  CVB Financial Corp. previously reported that assets had increased $818.8 million, or 28.75%, from $2.85 billion on September 30, 2002 to $3.67 billion as of September 30, 2003.

Citizens Business Bank is the largest financial institution headquartered in the Inland Empire Region of Southern California.  It
serves 30 cities with 37 business financial centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley
areas of California. The Bank's Wealth Management Group based in Pasadena has over $1 billion in assets under administration.  Its subsidiary Golden West Financial Services provides vehicle leasing, equipment leasing and real estate loan services.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF.   For investor information on
CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

Note Regarding Forward-Looking Statements
This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied in such statements.  These risks and uncertainties include, but are not limited to (i) a decline in general economic conditions nationally, and in California in particular; (ii) governmental and regulatory changes affecting the financial institutions industry, including, but not limited to, the treatment of trust preferred capital; or
(iii) unanticipated losses in Citizens Business Bank's loan portfolio, each of which may result in the inability to utilize the capital raised from the trust preferred offering to support the Bank's continued growth.  For a discussion of other factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of CVB Financial
Corp., including its Annual Report on Form 10-K for the year ended Dec. 31, 2002, and particularly the discussion of risk factors within that document.